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                                                                   EXHIBIT 10.12


[LightFirst Inc. Letterhead]





[Date]

[Employee Name]
[Employee Address]
[Employee Address]

Dear [Employee Name]:

You have elected to defer receipt of certain amounts which would otherwise have become payable to you by LightFirst Inc. (the "Company") in the past or which will otherwise become payable to you in the future in connection with your employment with the Company. This letter sets forth the terms of the deferral facility.

1. This agreement shall cover the amount of [$Amount] (the "Deferred Amount"), which would otherwise be payable to you in cash by the Company in connection with your employment during the period(s) covered by this agreement.

2. This agreement replaces and supersedes the Deferred Compensation letter issued to you by the Company on [Date] and acknowledged by you on [Date] and any other instrument whereby compensation that would otherwise be payable to you has been deferred prior to the date of this letter. The Deferred Amount, as defined herein, includes all amounts previously deferred by other instruments and represents the full amount owed to you by the Company as of the date of this letter. All other instruments whereby compensation has been deferred prior to the date of this letter are hereby rendered null and void.

3. Subject to the terms and conditions of this Agreement, the Company shall establish and maintain on your behalf an account on the Company's books and records (the "Deferred Payment Account") which shall entitle you to receive on the Due Date, as defined herein, a lump-sum payment of the Deferred Amount, less any amounts withheld pursuant to federal, state, and local tax withholding requirements.

4. The Due Date shall be the earlier of January 2, 2005 or 10 days following the successful completion and closing of the Company's initial public offering as described in the Company's Registration Statement as filed with the Securities and Exchange Commission on Form S-1, as amended on February 13, 2004, bearing Registration Number 333-107769.


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5.   In the event of your termination of employment with the Company for any reason prior to the payout of the Deferred Amount, the Company shall pay to you, or your estate in the event of your death, the full Deferred Amount on the Due Date.

6. Nothing in this letter agreement shall be deemed to create a trust or segregated asset account of any nature, and no money or other thing of value shall be separately held by the Company in connection with its obligation to pay the Deferred Amount hereunder. The attempt by any person to anticipate, hypothecate or otherwise receive value in respect of such obligation prior to the Due Date under the terms of this letter agreement shall be null and void and of no force or effect.

Please indicate your acknowledgment of and agreement to all of the foregoing by signing the enclosed copy of this letter and returning it to Martin P. Gilmore, Chief Executive Officer of the Company, at the address below or in person.

                                                    Very truly yours,

                                                    LIGHTFIRST INC.

                                                    by:
                                                       -------------------------
                                                       Martin P. Gilmore
                                                       Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:


-----------------------------------
         [Employee Name]

Date:
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